EXHIBIT 99.2

October 4, 2006

AJW Offshore, Ltd.
Attn: Daryl Dworkin
1044 Northern Blvd.
Roslyn, New York 11576

Gentlemen:

This letter’s intention is to provide you with a report of Quest Oil Corporation’s current status and to present an overview of the company’s immediate future plans.

On January 24, 2007, we filed our Form 10-QSB for the period ending September 30, 2006 with the Securities and Exchange Commission, thus keeping the Company compliant with the Securities and Exchange Act of 1934. Our next Form 10-QSB is due to be filed with the Commission on February 14, 2006.

Looking forward towards our immediate future and in light of the capital requirements of a junior oil and gas company, we believe that to bolster the company’s financial health, it is in the debtholders and shareholders best interests to complete a transaction that would stabilize the company and position it for further growth. In this regard, management has been working diligently to ensure that the company has all of the necessary current paperwork (leases, reserve reports, updated financials, etc.) that are required in order to successfully complete a transaction.

In this regard and as a general update, Quest has been able to maintain a similar position as it was when we commenced our restructuring and stabilization efforts in October of 2005. We have preserved and added to the current asset base, maintained the company’s current contracts and relationships and shares issued and outstanding have gone from 64,778,569 to 77,738,340.

In regards to consummating a transaction, we have set about this process with due respect to the investment each individual investor has made in this company.  We believe the best strategy for assistance in negotiating a transaction would be the collective appointment of one investor representative, preferably by the end of the week.

In addition, we are happy to update and provide to any individual investor who is willing to execute the appropriate non disclosure agreement information, including but not limited to, the company’s (i.) current cash position; (ii.) cash flows; and (iii.) current assets.

We look forward to and are confident in a prosperous New Year. Should you have any questions or concerns, please feel free to contact either myself or Phillip C. Scott, our Chief Financial Officer at the contacts provided below.

Very truly yours,

_______________________________ James B. Panther, II Interim Chief Executive Officer	_______________________________ Phillip C. Scott Chief Financial Officer

CC:           Mark L. Baum, Esq.

January 30, 2007

To:           All Quest Oil Corporation October 6, 2005 $8,000,000 Financing Investors

Re:           STATUS UPDATE AND REQUEST FOR INPUT

Dear Investors:

This letter follows almost nine months of efforts on the part of our team and is being sent to update you as to our status, as well as what we are planning to do going forward.

As you know, prior to June 1, 2006, we made all required principal and interest payments under the terms of the financing notes.  As of the date of the required June 1, 2006 payment, we were not (and still are not) in the financial position to make the required payments in cash.  We understand that our failure to make the required note payments put us in (and continues to place us in) default under the terms of the notes.  With that said, we respect the investment that was made and we have been working diligently to protect your investment, as well as the investment that all of our shareholders have made in Quest.

As of the date of this communication, although we are no longer trading on the Nasdaq Over-the-Counter Bulletin Board (“OTCBB”), we are compliant with our public company reporting requirements and we expect that we will soon be able to again trade on the OTCBB.  Most importantly, we are relatively confident that our books are in sufficient order so that we will be able to remain compliant going forward.

Although our (i) meager cash position and (ii) issued and outstanding common shares have not changed dramatically since we took a leadership role in Quest, in order to take Quest from where it currently is to a more valuable place, we will require: (a) additional capital, (b) new and experienced oil and gas executives, (c) new and more valuable assets and (d) a restructuring of the terms of the notes that you hold.

In order to accomplish these objectives, we believe that it is critical that the Company complete a transaction.  We hope to accomplish all of the above objectives at that time.  In this effort, we have identified and commenced discussions with a candidate that we believe offers Quest good and valuable new assets, experienced oil and gas management and the opportunity to bring on new investment cash.

The bottom line is that everyone we have discussed doing a transaction with will require a restructuring of the terms of the notes.  Therefore, we would like your assistance, ideas and participation as we continue the process of finalizing the terms of the proposed transaction.  By this Monday, February 5 (or sooner), we would appreciate it if you would appoint one investor representative who would be willing to execute a non-disclosure agreement (“NDA”) and sit at the negotiating table with us.

In addition, we are more than happy to update and provide any investor, who is willing to execute an NDA, with information regarding the Company’s: (i) current cash position, (ii) current financial statements, (iii) historical equity issuances and (iv) more detailed information regarding the Company’s assets, as well as (v) the terms and structure of the proposed transaction.

Please do not hesitate to contact myself, Phil Scott, our Chief Financial Officer, or Mark L. Baum, should you have any questions.

Best regards,

________________________________
James B. Panther, II
Interim Chief Executive Officer

March 21, 2007

To:           All Quest Oil Corporation October 6, 2005 $8,000,000 Financing Investors

Re:           STATUS UPDATE ON TEXAS LEASE HOLDINGS

Dear Investors:

As you may have seen, we recently filed two Form 8-K’s with the Securities and Exchange Commission regarding our dealings with our former Chief Financial Officer, Director and Operations Director, Mr. Joseph Wallen (“Mr. Wallen”) in connection with our Texas lease holdings. We are providing this letter to keep you abreast of these recent issues that have arisen related to these lease holdings.

We were informed through communication with Mr. Wallen on or about February 16, 2007 of his intentions to interfere with the contractual relationships between Quest and our current Texas lease holders. During our communications, Mr. Wallen stated he had been negotiating with the current holders of our Texas leases to have the leases transferred to B&B Oil Company, an entity owned and controlled by Mr. Wallen.

On March 14, 2007, in the 216th Judicial District Court of Gillespie County, Texas, we filed and were granted a court TRO against Mr. Wallen and B&B Oil, and any and all persons working on their behalf or in their direction. The TRO requires both Mr. Wallen and B&B Oil desist and refrain from taking any action that interferes with our current business relationships or contracts until the hearing of our application for a temporary injunction on March 23, 2007. After presenting the TRO to Mr. Wallen and B&B, they have agreed to contractually extend the TRO protection period from March 23, 2007 to April 16, 2007.

Please be assured we intend to take all reasonable steps necessary to maintain control of these lease holdings in our name.

In addition to our issues with Mr. Wallen, after an initial investigation into the Texas Railroad Commission filings, we have discovered substantial expenses related to bringing the wells on our Texas properties back online. All but four of these leases have been severed with the Texas Railroad Commission, requiring significant fines related to bringing them current. In addition, the leases require regular pressure tests in order to maintain the leases including H-5, H-10 and H-15 pressure tests. All of the severed leases are delinquent on many of these pressure tests.

The bottom line is that these lease holdings are not, and have not for the past several months, produced any revenues. To bring these wells back online will require significant amounts of time, effort and capital expenditures. We are currently working towards a solution that will minimize capital expenditures and possible plug and abandonment liabilities while hopefully offering us the opportunity to once again bring these wells online and begin to produce revenues.

Please do not hesitate to contact myself, Phil Scott, our Chief Financial Officer, or Mark L. Baum, should you have any questions.

Best regards,

_______________________________
James B. Panther, II
Interim Chief Executive Officer

cc:           Mark L. Baum, Esq.
Phillip C. Scott

March 15, 2007

To:           All Quest Oil Corporation October 6, 2005 $8,000,000 Financing Investors

Re:           CCAA Resolution Offer Correspondence from Fasken Martineau

Dear Investors:

Today we are prepared to tender any or all of the assets to resolve the past business dealings. Please review the attached offer from our counsel.

Please do not hesitate to contact myself, Phil Scott, our Chief Financial Officer, or Mark Baum, should you have any questions.

Sincerely,

________________________________
James B. Panther, II
Interim Chief Executive Officer

CC:           Phillip Scott
Mark L. Baum

March 19, 2007

To:           All Quest Oil Corporation October 6, 2005 $8,000,000 Financing Investors

Re:	Offer to provide full access at company’s expense to all financial and corporate records of Quest Oil Corporation

Dear Investors:

This letter is to inform you of our recent offer to allow access, at our expense, to our complete financial and corporate records. The offer, sent to Macleod Dixon on March 19, 2007 and attached hereto for your review, allows for the full access to all of our corporate and financial records by one of your representatives, with air, hotel and other reasonable costs associated with the review covered by Quest Oil Corporation.

We are convinced that no better and more cost effective manner can be devised so as to allow full and complete access to all information of the affairs of Quest Oil Corporation. To the extent that you feel these investigations are in order, please be advised we consider ourselves an “open book.”

Please do not hesitate to contact myself, Phil Scott, our Chief Financial Officer, or Mark Baum, should you have any questions.

Sincerely,

________________________________
James B. Panther, II
Chief Executive Officer

CC:           Phillip Scott
Mark L. Baum